February 28, 2005

Mr. Tom Leonard
PricewaterhouseCoopers LLP
Two Commerce Square, Suite 1700
2001 Market Street
Philadelphia, PA  19103

Dear Mr. Leonard:

On behalf of The Japan Fund, Inc. (the Fund), I hereby request that PwC provide a letter addressed to the SEC stating whether or not it agrees with the statements made with respect to the Funds decision not to select PwC as independent registered public accounting firm to be filed as an exhibit to Form N-
SAR. A copy of the disclosure to be filed as an exhibit on the December 31, 2004 Form N-SAR detailing the cessation of the relationship accompanies this letter.
Sincerely yours,



Peter Golden
Treasurer, Controller and CFO
The Japan Fund, Inc.

Cc:	John F. McNamara
	Lynn Birdsong
	Susan Betteridge-Baker
	Clarissa Medeiros
	Sofia Rosala
	Julie Vossler
	John Bourgeois
	Jay Ferry